                                                                    Exhibit 21.1


                   HARMONIC LIGHTWAVES, INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

       The following table shows certain information with respect to the active significant subsidiaries of the Company as of December 31, 1999.


                                       STATE OR OTHER               PERCENT OF VOTING
                                       JURISDICTION OF              SECURITIES OWNED
NAME                                   INCORPORATION                    BY HARMONIC
----                                   -------------                    -----------
Harmonic Lightwaves (Israel), Ltd.     Israel                              100%
Harmonic Lightwaves (UK), Ltd.         United Kingdom                      100%
New Media Communication, Ltd.          Israel                              100%